Exhibit 10.1

Share Exchange Agreement

Transferor: [   ] (hereinafter referred to as Party A)

Address: [   ]

ID number / unified social credit code: [   ]

Transferee: Shenzhen Wuxin Holdings Co., Ltd. (hereinafter referred to as Party B) Address: Yuehai Street, Nanshan District, Shenzhen Room 1502, SD Information Technology Building, No. 2 Qiongyu Road, Science and Technology Park Community

ID number/unified social credit code: [   ]

Shenzhen Wuxin Technology Holding Group Co., Ltd. was established in Shenzhen on May 17, 2005, by Party A and Wang Huizuo, Shenzhen Bi'an United Technology Investment Enterprise (Limited Partnership), Shenzhen Bi'an Internet of Things Investment Enterprise (Limited Partnership), Funded by Shenzhen Wuxin Venture Management Enterprise (Limited Partnership), the registered capital is RMB 10 million. Among them, Party A holds [ ]% of the shares. Party A is willing to transfer its [ ]% equity of the company to Party B, and Party B is willing to accept the transfer. According to the provisions of the "Company Law of the People's Republic of China" and the "Contract Law of the People's Republic of China", Party A and Party B have reached the following agreement on the transfer of equity interests through negotiation:

1、The price of the share exchange and the payment term and method of the transfer payment:

（1）Party A holds [   ]% of the equity. According to the original articles of association, Party A should contribute RMB 5.25 million. Now Party A transfers its [   ]% equity in the company to Party B at RMB 0.0001 million.

（2）Party B shall, within 30 days from the effective date of this agreement, pay the share exchange funds to Party A in one installment by bank transfer in the currency and amount specified in the preceding paragraph.

2. Party A guarantees that it has the full right to dispose of the equity it intends to transfer to Party B, and guarantees that the equity will not be

There is a pledge to ensure that the equity is not seized and protected from recourse by a third party, otherwise Party A shall bear all economic and legal liabilities arising therefrom.

3. About the sharing of profits and losses (including creditor's rights and debts) of Shenzhen Wuxin Technology Holding Group Co., Ltd.:

（1）After this agreement takes effect, Party B shall share the profits of Shenzhen Wuxin Technology Holding Group Co., Ltd. and the corresponding risks and losses according to the proportion of the transferred equity.

（2） If Party A fails to truthfully inform Party B about the debts owed by Shenzhen Wuxin Technology Holding Group Co., Ltd. before the share exchange when Party A signs this agreement, and Party B suffers losses after becoming a shareholder of the joint venture, Party B shall have the right to Claim compensation from Party A.

4. Liability for breach of contract:

（1）Once this agreement takes effect, both parties must perform it consciously. Any party that fails to fully perform its obligations in accordance with the provisions of the agreement shall be liable in accordance with the law and the provisions of this agreement.

（2）If Party B fails to pay the share exchange payment on time, it shall pay Party A a penalty of 1/10,000 of the overdue transfer payment for each overdue day. If Party B causes losses to Party A due to the breach of contract by Party B, and the amount of liquidated damages paid by Party B is lower than the actual loss, Party B must make additional compensation.

（3）If due to Party A's reasons, Party B cannot handle the change registration as scheduled, or seriously affects the realization of the purpose of entering into this agreement, Party A shall pay Party B a penalty of 1/10,000 of the transfer payment already paid by Party B. If Party A's breach of contract causes losses to Party B, and the amount of liquidated damages paid by Party A is lower than the actual loss, Party A must make additional compensation.

5. Modification or cancellation of the agreement:

Both parties may change or cancel this agreement by mutual agreement. If the agreement is changed or cancelled after consultation, both parties shall sign a separate agreement for change or cancellation.

6. The burden of related expenses:

Relevant expenses (such as notarization, evaluation or audit expenses) incurred in the process of this share exchange, shall be borne by Party B.

7. Dispute Resolution:

Any disputes arising from or related to this agreement shall be settled through friendly negotiation by both parties. “/” in the box before it): 0 Apply to Shenzhen Arbitration Commission for arbitration; submit to South China International Economic and Trade Arbitration Commission (also known as “Shenzhen Court of International Arbitration”) for arbitration in Shenzhen □ File a lawsuit with the competent people’s court.

8. Effective conditions:

This agreement will become effective after it is signed and sealed by both parties (if it is required to be reported to the relevant government departments for approval, it will become effective after approval). After the agreement takes effect, both parties shall go through the modification registration procedures with the commercial registration office in accordance with the law.

9. This agreement is in quadruplicate, Party A and Party B and Shenzhen Wuxin Technology Holding Group Co., Ltd. each hold one copy, and the rest shall be reported to the relevant departments.

Transferor:

Transferee: